Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276832 on Form S-3, Registration Statement No. 333-107556 on Form S-4, and Registration Statement Nos. 333-98877, 333-142452, 333-155587, 333-163106, 333-181177, 333-184792, 333-194243, 333-219566, 333-224587, 333-226398, 333-253046, and 333-264715 on Form S-8 of our reports dated February 3, 2025, relating to the financial statements of General Electric Company (operating as GE Aerospace) and the effectiveness of General Electric Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
February 3, 2025